Exhibit 99

FOR IMMEDIATE RELEASE                               Contact:       Gus Allen
                                                                   Mary Hagen
                                                                   503.641.6115

                       EPITOPE ANNOUNCES MANAGEMENT CHANGE

Beaverton, Oregon, June 3, 1997 -- Epitope, Inc. (NASDAQ:EPTO) today announced that Adolph J. Ferro, Ph.D., will devote full time to his position as president and chief executive officer of the company's Agritope group, effective immediately. W. Charles Armstrong, a member of the board of directors, will serve as interim president and chief executive officer of Epitope, Inc.

"Management and the board have been discussing strategies for accelerating Agritope's development as a stand-alone enterprise," Dr. Ferro stated. "I look forward to turning my full attention to guiding Agritope in its transition from development-stage company to mature business."

Dr. Ferro was a co-founder of Agricultural Genetic Systems, Inc., which the company acquired in 1987 and renamed Agritope, Inc. He is a co-inventor of Agritope's patented ethylene-control technology. Agritope is developing applications of the technology to control ripening in fruits and vegetables.

Roger Pringle, chairman of the board, praised Dr. Ferro's accomplishments. "Al has done an outstanding job of keeping Epitope fully funded in the face of regulatory delays and other hurdles that prevented it from relying on product revenues. Now that our medical products are generating meaningful sales, we are pleased that Al will devote his efforts to commercializing Agritope's genetic technology, which he was instrumental in developing."

The company will immediately initiate a search for a new president and chief executive officer of Epitope, Inc. Mr. Armstrong, who will succeed Dr. Ferro in that capacity on an interim basis, has been a director of Epitope since 1989. He is the former chief executive officer of Bank of America Oregon.

Mr. Pringle stated that the management change is part of a long-range plan to allow the company's Epitope Medical Products and Agritope groups to operate independently. The company's board of directors continues to consider a proposal to issue a second, separate class of common stock that would track the performance of Agritope. The board also plans to consider alternatives that could involve a spin-off or other divestiture of Agritope.

Epitope, Inc. is a biotechnology company that develops and markets medical diagnostic products through its Epitope Medical Products group. Its Agritope group is focused on the development and commercialization of novel agricultural products using plant genetic engineering and other modern methods.

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